Exhibit 10.3

STOCK OPTION AWARD AGREEMENT
PNM RESOURCES, INC.
SECOND AMENDED AND RESTATED
OMNIBUS PERFORMANCE EQUITY PLAN

PNM Resources, Inc., a New Mexico corporation (“PNM” or the “Company”), hereby awards to «First» «Last» (the “Optionee”), an employee of the Company and a Participant in the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (the “Plan”), as it may be amended, a non-qualified stock option (“Option” or “Options”) to purchase up to, but not to exceed in the aggregate «Total_Stock_Options» shares of common stock of the Company (“Stock”), at an Exercise Price of $xx.xx per share, subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Agreement”).  The grant is given effective as of the ____ day of ________, 20__ (the “Grant Date”).

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to such terms in the Plan.

1.     Grant.  This Option is granted pursuant to the Plan, the terms of which are hereby incorporated by reference.

2.     Vesting.

(a)           Except as set forth herein below, these Options shall vest in the following manner:  (i) on the first anniversary of the Grant Date, 33%; (ii) on the second anniversary of the Grant Date, an additional 34%; and (iii) on the third anniversary of the Grant Date, the final 33%.

(b)           Upon the Optionee’s Termination of Employment with the Company due to death, Disability, Retirement, Impaction or a Change in Control, all nonvested Options shall become 100% vested as described in the applicable provisions of the Plan.

(c)           Upon the Optionee’s involuntary or voluntary Termination of Employment with the Company for reasons other than those set forth in Subparagraph (b) above, the Option, if not previously vested, shall be canceled and forfeited.

(d)           Upon the Optionee’s Termination of Employment with the Company for Cause, all Options (vested and nonvested) shall be terminated and forfeited immediately.

3.     Exercise of Options.

(a)           Timing of Exercise.  Generally, the vested Options shall be exercisable at any time following the vesting thereof, on or before the earlier of (i) three (3) months following the Optionee’s voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause; (ii) three (3) years following the Optionee’s Termination of Employment due to death, Disability, Retirement, Impaction or Change In Control of the Company; or (iii) the tenth (10th) anniversary date of the Grant Date of the Options.  The time period during which Optionee may exercise any Option will not be extended for any reason. The Company does not represent or guarantee that the Options granted hereunder will actually be exercisable throughout the exercise period.  Factors that could affect the exercisability of the Options or the Optionee’s desire to exercise the Options include, but are not limited to, the price of Company Stock remaining below the exercise price for any Option, black-out periods that preclude the sale of Stock acquired through the exercise of any Option or that may preclude the exercise of any Option, or lapse of the exercise period.

Optionee is responsible for ascertaining the times and conditions applicable to the exercise of each Grant of Options awarded under the Plan.

(b)           Time and Method of Payment.  The Options shall be exercised by the Optionee giving written notice to the Company of his or her intent to exercise the Options, along with the tendering of cash in full payment of the Exercise Price of the Options being exercised, times the number of such Options being exercised.  Alternatively, in lieu of cash, the Exercise Price may be paid, in full or in part by the Optionee, by delivery to the Company (through actual tender or by attestation), of Stock of the Company owned by the Optionee for more than six months.  The amount credited against the Exercise Price for Stock being assigned and delivered to the Company shall equal the Fair Market Value of the Stock on the date of transfer times the number of shares being assigned and delivered.  In addition, the Exercise Price for any Option may be paid through (i) a broker-assisted “cashless exercise” arrangement by the Optionee’s delivery of written notice to the Company of his or her intent to exercise the Options together with irrevocable instructions to the broker to promptly deliver to the Company the amount of the sale or loan proceeds that is equal to the Exercise Price; or (ii) any other method permitted by the Committee, in its discretion.  For Optionees subject to Section 16 of the Exchange Act and key employees as specified in the Insider Trading Policy, pre-clearance for sales of stock (including a broker-assisted “cashless exercise”) shall be obtained from the Senior Vice President and General Counsel at PNM Resources, Inc., Alvarado Square, Albuquerque, New Mexico 87158, or his/her successor.

(c)           Exercise Following Optionee’s Death.  If the Optionee dies, whether or not the Optionee is an employee of the Company at the date of such death, without having fully exercised his or her vested Options, the personal representative or the person receiving such Options from the Optionee or his or her estate shall have the right to exercise the Options pursuant to the timing and methods set forth in Subparagraphs (a) and (b) above.

(d)           Delivery of Shares.  Within an administratively reasonable period of time after the exercise of an Option and the payment of the full Exercise Price, and after satisfaction of all applicable withholding requirements, the Optionee shall receive a Stock certificate evidencing his or her ownership of such Stock.  The Optionee shall have none of the rights of a shareholder with respect to Options until the date a Stock certificate is issued in the Optionee’s name.  No adjustment will be made for dividends or other rights for which the record date is prior to the date such Stock certificate is dated.

(e)           Holding Period.  The shares of Stock obtained upon the exercise of any Option granted hereunder may not, if necessary to meet Rule 16b-3 requirements, be sold by an Optionee subject to Section 16 of the Exchange Act until six (6) months after the delivery to the Participant of the Stock Option Award Agreement.

4.     Adjustments.  Neither the existence of the Plan nor this Option shall affect, in any way, the right or power of the Company to make or authorize: any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business; or any merger or consolidation of the Company; or any corporate act or proceeding, whether of a similar character or otherwise; all of which, and the resulting adjustments in, or impact on, the Option are more fully described in Section 5.3 of the Plan.

5.     Withholding and Deductions.  The Company shall have the right to deduct from any payments made by the Company to the Optionee, or to require that the Optionee remit to the Company, an amount sufficient to satisfy any federal, state or local taxes of any kind as are required by law to be withheld with respect to the exercise of the Options granted hereunder.  The Company also shall have the right to take such other actions as may be necessary in the opinion of the Company to satisfy the tax withholding and payment obligations related to the exercise of the Options granted hereunder.  The Company may, in its sole discretion, permit the Optionee to elect to satisfy the minimum statutory tax withholding obligation which may arise in connection with the exercise of Options by requesting that the Company withhold shares of Stock having a Fair Market Value of the Stock equal to the amount of the minimum statutory tax withholding.  Any such election shall be subject to the provisions of applicable law and to any conditions the Committee may determine to be necessary in order to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.  Any shares of Stock deliverable to the Optionee under the terms of this Agreement also are subject to offset by the Company, and the Optionee hereby authorizes such offset, to liquidate and reduce any outstanding debt or unpaid sums owed by the Optionee to the Company or its successor.

6.     Compliance with Exchange Act.  With respect to Optionees subject to Section 16 of the Exchange Act, Options granted or exercised pursuant to this Award are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

7.     Dividend Equivalents.  The Optionee will not be entitled to receive a dividend equivalent for any of the shares of Stock subject to the Options granted hereunder.

8.     Non-Assignability.  Options shall not be transferable other than by will or by the laws of descent and distribution, and during Optionee’s lifetime shall be exercisable only by the Optionee.  The Options are otherwise non-assignable.  (See Section 14 of the Plan).

9.     Optionee Representation.  As a condition to the exercise of any Option, the Company may require a representation from the person exercising the Option that the Stock is being acquired only for investment purposes and without any present intention to sell or distribute such shares.

10.    Employment Agreement.  Notwithstanding anything to the contrary herein contained in this Agreement, (a) neither the Plan nor this Agreement is intended to create an express or implied contract of employment for a specified term between the Optionee and the Company and (b) unless otherwise expressed or provided, in writing, by an authorized officer, the employment relationship between the Optionee and the Company shall be defined as “employment at will” wherein either party, without prior notice, may terminate the relationship with or without cause.

11.    Regulatory Approvals and Listing.  The Company shall not be required to issue any certificate for shares of Stock upon the exercise of an Option granted under the Agreement prior to satisfying any regulatory or registration approval, qualification or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Committee, in its sole discretion, shall determine to be necessary or advisable.  (See Section 20.1 of the Plan).

12.    Nonstatutory Stock Option. The Options granted hereunder are nonstatutory (non-qualified) stock options, and are not “incentive stock options” pursuant to the Code.

13.    Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan.  The Committee shall have the sole and complete discretion with respect to the interpretation of this Agreement and the Plan, and all matters reserved to it by the Plan.  The decisions of the majority of the Committee with respect thereto and to this Agreement shall be final and binding upon Optionee and the Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

14.    Waiver and Modification.  The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing signed by the Company.

15.    Validity and Construction. The validity and construction of this Option shall be governed by the laws of the state of New Mexico.

MANY OF THE PROVISIONS OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN.  TO THE EXTENT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

IN WITNESS WHEREOF, the Company has caused this Stock Option Award Agreement to be executed, effective as of ____________, 20__, by its duly authorized representative.

                                                                                                    PNM RESOURCES, INC.

By ________________________________
     Alice A. Cobb
     Senior Vice President and
     Chief Administrative Officer